Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Form S-8 Registration Statement (333-52852) pertaining to the Microsoft Corporation 2001 Stock Plan and this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement (333-221833) pertaining to the Microsoft Corporation 2017 Stock Plan of our reports dated July 30, 2025, relating to the consolidated financial statements of Microsoft Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2025.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

December 30, 2025